MANAGED MUNICIPALS PORTFOLIO II INC.
                        10f-3 REPORT
          October 1, 2001 through December 31, 2001


      Trade                   Purchase                 % of
Issuer Date    Selling Dealer      Amount         Price
Issue(1)

Triborough     11/7/01   Bear Stearns   $1,000,000
$98.617   5.92%A
  Bridge & Tunnel
  Authority 5.00%
  Due 1/1/2032

Puerto Rico    12/19/01  Morgan Stanley 2,000,000 99.303
4.93B
  Public Finance         Dean Witter
  Corp. Revenue
  5.750% due 8/1/2030

     (1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.

     A - Includes purchases of $65,950,000 by other Smith
     Barney Mutual
         Funds.
     B - Includes purchases of $52,250,000 by other Smith
     Barney Mutual
         Funds.